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                          Morgan, Lewis & Bockius LLP
                              1800 M Street, N.W.
                            Washington, D.C. 20036


June 28, 2000


Nuveen Money Market Trust
333 West Wacker Drive
Chicago, Illinois 60606

Re: Opinion of Counsel regarding Post-Effective Amendment No. 3 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-74835).

Ladies and Gentlemen:

     We have acted as counsel for Nuveen Money Market Trust, a Massachusetts business trust (the "Fund"), in connection with the above-referenced Registration Statement on Form N-1A (as amended, the "Registration Statement") which relates to the Fund's Shares of Beneficial Interest (the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 3 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission on or about June 28, 2000, pursuant to Rule 485(b) under the Securities Act of 1933 (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy or such assumptions or items relied upon.

     In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

     (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

     (b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Fund's Declaration of Trust and of all amendments thereto on file with the office of the Secretary of State (the "Declaration");

     (c) a certificate executed by Virginia L. O'Neal, an Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Declaration and the By-Laws, and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares; and

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Nuveen Money Market Trust
June 28, 2000
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     (d)  a printer's proof, dated June 28, 2000 of the Amendment.

     In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

     Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Fund's Declaration and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may, under certain circumstances, be held personally liable for its obligations.

     The opinion expressed herein is limited to the laws of the Commonwealth of Massachusetts.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP